UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 9, 2014

Tree.com, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2014, Tree.com, Inc. (“we,” “us” or “Tree.com”) entered into employment agreements with Douglas R. Lebda, our Chairman and Chief Executive Officer, and Gabriel Dalporto, our Chief Marketing Officer and President, Mortgage.
Douglas R. Lebda’s Employment Agreement
Mr. Lebda’s employment agreement provides for Mr. Lebda’s continued employment as our Chairman and Chief Executive Officer for an initial term ending on January 9, 2016.
Mr. Lebda will receive an annual base salary of $600,000, which can be increased but not decreased in the discretion of Tree.com’s Compensation Committee. Mr. Lebda is eligible to receive a target annual cash bonus in an amount up to 125% of his base salary based on performance criteria established by Tree.com’s Compensation Committee, beginning with the fiscal year that began on January 1, 2013. Mr. Lebda is also eligible to participate in Tree.com’s employee benefits that are available to similarly situated employees of Tree.com.
Mr. Lebda’s employment may be terminated by him or by us at any time. If Mr. Lebda’s employment is terminated by us without cause or Mr. Lebda resigns for good reason, Mr. Lebda will receive the following severance benefits: (a) payment in equal installments over a two year period of the greater of two years of his then current base salary or one year of his then current base salary plus Mr. Lebda’s target annual bonus then in effect, and (b) acceleration of vesting of all of Mr. Lebda’s outstanding equity awards that he holds on the termination date, and an extension of the exercisability of his stock options to two years following the termination date. The cash payments to be paid to Mr. Lebda over the two year period will be reduced by any compensation paid to Mr. Lebda by another employer during such period. The payment of these severance payments and benefits is conditioned upon Mr. Lebda providing a release of claims.
Mr. Lebda has also agreed that during the term of his employment and for two years following the termination of his employment for any reason that he will not compete with Tree.com’s business and that he will not solicit employees of Tree.com.
Gabriel Dalporto Employment Agreement
Mr. Dalporto’s employment agreement provides for Mr. Dalporto’s continued employment as our Chief Marketing Officer and President, Mortgage for an initial one year term ending on January 9, 2015. The employment agreement may be extended for up to 6 additional one year terms at the discretion of Tree.com’s Compensation Committee.
Mr. Dalporto will receive an annual base salary of $350,000, which may be increased and decreased by Tree.com’s Compensation Committee from time to time at its discretion. Mr. Dalporto is eligible to receive a target annual cash bonus in an amount up to 60% of his base salary based on performance criteria established by Tree.com’s Compensation Committee, beginning with the fiscal year that began on January 1, 2013. Mr. Dalporto is eligible to receive equity incentives as determined in the discretion of Tree.com’s Compensation Committee. Mr. Dalporto is also eligible to participate in Tree.com’s employee benefits that are available to similarly situated employees of Tree.com.
Mr. Dalporto’s employment may be terminated by him or by us at any time. If Mr. Dalporto’s employment is terminated by us without cause or Mr. Dalporto resigns for good reason, then Mr. Dalporto will receive one year of severance pay at his annual base salary rate and payment of premiums for continuation of health coverage under COBRA for up to one year following the loss of coverage. The severance payments will be paid over the one year period following the termination of employment and will be reduced by any compensation Mr. Dalporto earns from another employer during such period. If the termination occurs between March 1 and December 31, all RSUs issued to Mr. Dalporto that have future vesting dates prior to February 28 of the following year will remain in effect until February 28 of the following year, provided Mr. Dalporto provides transition consulting services to Tree.com. If the termination occurs between January 1 and February 28, all RSUs issued to Mr. Dalporto that have future vesting dates prior to February 28 of such year will remain in effect through February 28 of the same year, subject to Mr. Dalporto performing the transition consulting services. If the termination occurs prior to April 18, 2014, the RSUs issued to Mr. Dalporto that are scheduled to vest on April 18, 2014 will remain in effect until April 18, 2014, subject to Mr. Dalporto performing the transition consulting services. The payment of these severance payments and benefits is conditioned upon Mr. Dalporto providing a release of claims.
Mr. Dalporto has also agreed that during the term of his employment and for one year following the termination of his employment that he will not compete with Tree.com’s business and that he will not solicit employees of Tree.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2014

TREE.COM, INC.

	By:	/s/ Katharine Pierce
Katharine Pierce
Senior Vice President, General Counsel and Corporate Secretary